ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated September 21, 2007

Performance Securities with Contingent Protection
Strategic Alternatives to Indexing
UBS AG $• Securities linked to an International Index Basket due on or about October 31, 2012

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of a weighted basket (the “basket”) of six international indices (the “Basket Indices”). The amount you receive at maturity is based on the return of the basket and, in certain circumstances, on whether the level of the basket has closed below a specified Trigger Level on any trading day during the Observation Period. If the Basket Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Basket Return multiplied by a Participation Rate. If the Basket Return is negative and the basket has not closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal. If the Basket Return is negative and the basket closed below the basket Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to the decline in the basket, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced Growth Potential – The Securities provide the opportunity to receive enhanced equity returns by multiplying the positive Basket Return by the Participation Rate. The Securities are not subject to a maximum gain.

☐	Contingent Protection Against Loss – Payment at maturity of the principal amount of your Securities is protected, so long as the basket does not close below the Trigger Level on any single trading day during the Observation Period. If the basket closes below the Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to any decline in the basket on the final valuation date, and you could lose some or all of your investment.

Key Dates*
Trade Date	October 26, 2007
Settlement Date	October 31, 2007
Final Valuation Date	October 26, 2012
Maturity Date	October 31, 2012

*	The Securities are expected to price on or about October 26, 2007 and settle on or about October 31, 2007. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

Security Offering

These preliminary terms relate to Securities linked to an international index basket. The Participation Rate for the Securities will be set on the trade date.

Securities	Participation Rate	Basket Indices and Weightings		Basket Starting Level	Trigger Level	CUSIP	ISIN

PSCP linked to a basket of six international indices	136% - 146%	Dow Jones EURO STOXX 50® Index	35%	100	50%	902619170	US 9026191703
		FTSE™ 100 Index	25%
		Nikkei® 225 Index	25%
		Swiss Market Index (SMI)®	5%
		S&P/ASX 200® Index	5%
		MSCI® Emerging Markets IndexSM	5%

See “Additional Information about UBS and the Securities” on page 2. The Securities we are offering will have the terms set forth in the Performance Securities with Contingent Protection product supplement and accompanying prospectus and this free writing prospectus. See “Key Risks” on page 4 and the more detailed “Additional Risk Factors” beginning on page BS-8 of the basket supplement and “Risk Factors” beginning on page PS-16 of the product supplement for risks related to an investment in the Securities. Your Securities protect your principal only if the closing level of the basket never falls below the Trigger Level during the term of the Securities and you hold the Securities to maturity.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement, Index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Price to Public		Underwriting Discount		Proceeds to UBS AG

Total	Per Security	Total	Per Security	Total	Per Security

	100%		3.5%		96.5%

UBS Financial Services, Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Securities, which we refer to as the “product supplement”, a supplement to the product supplement, which we refer to as the “basket supplement” and an Index supplement for various securities we may offer, including the Securities, which we refer to as the “Index supplement”) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, Index supplement, the product supplement and the basket supplement if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Basket supplement dated August 28, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000089109207003736/e28372_424b2.htm
•	Product supplement dated March 27, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000089109207001109/e26710_424b2.htm
•	Index supplement dated March 27, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000089109207001105/e26621_424b2.htm
•	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Performance Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby, unless the context otherwise requires. Also, references to “basket supplement” mean the UBS Basket supplement, dated August 28, 2007, references to the “product supplement” mean the UBS product supplement, dated March 27, 2007, references to the “Index supplement” mean the UBS Index supplement, dated March 27, 2007 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

•	You have a moderate to high risk tolerance.
•	You believe the basket will appreciate over the term of the Securities.
•	You seek an investment with a return linked to the performance of the basket.
•	You are willing to expose your principal to the full downside performance of the basket if the basket closes below the Trigger Level on any single trading day during the Observation Period.
•	You are willing to forego dividends paid on the stocks included in the basket in exchange for enhanced returns if the basket appreciates and contingent protection if the basket declines.
•	You are willing to invest in the Securities based on the range indicated for the Participation Rate (to be determined on the trade date).
•	You do not seek current income from this investment.
•	You are willing to hold the Securities to maturity.

The Securities may not be suitable for you if:

•	You seek an investment that is 100% principal protected.
•	You do not believe the basket will appreciate over the term of the Securities.
•	You prefer to receive the dividends paid on the stocks included in the basket.
•	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
•	You seek current income from your investments.
•	You are unwilling or unable to hold the Securities to maturity.
•	You seek an investment for which there will be an active secondary market.

2

Indicative Terms
Issuer	UBS AG, Jersey Branch

Principal Amount per Security	$10.00

Basket:	The composition and weighting of the basket is specified on the front cover of this free writing prospectus.

Term	5 Years[1]

Payment at Maturity (per $10 security)	You will receive a cash payment at maturity based on the performance of the basket during the term of the Securities.

If the Basket Return is positive, you will receive your principal plus a return equal to the Participation Rate times the Basket Return:

$10 + ($10 x Participation Rate x Basket Return)

If the Basket Return is zero, you will receive your principal of:

$10

If the Basket Return is negative and the basket level never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal of:

$10

If the Basket Return is negative and the basket level closed below the Trigger Level on any single trading day during the Observation Period, you will receive your principal reduced by that negative Basket Return:

$10 + ($10 x Basket Return)

In this case the contingent protection is lost and you may lose some or all of your principal.

Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level	100

Basket Ending Level	The closing level of the basket on the final valuation date.

Participation Rate	The Participation Rate determines what percentage of the Basket Return will be used to compute your payment at maturity if the Basket Return is positive. The Participation Rate for the Securities will be set on the trade date.

Trigger Level	50% of the Basket Starting Level.

Observation Period	The period starting on the trade date and ending on, and including, the final valuation date.

Determining Payment at Maturity

Your Securities are not fully principal protected. If the basket closes below the Trigger Level on any day during the Observation Period, your principal is fully exposed to any decline in the basket.

1	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

3

Hypothetical Examples and Return Table of the Securities at maturity

The examples and tables below illustrate the payment at maturity for a $10.00 note on a hypothetical offering of the Securities, with the following assumptions:*

Investment Term:	5 Years
Basket Starting Level:	100
Trigger Level:	50
Participation Rate:	141%
Range of Basket Performance	100% to -100%
Observation Period:	The period starting on the trade date and ending, on and including, the final valuation date
*	The actual Participation Rate for the Securities will be set on the trade date

Example 1: The Basket Return is 20% at maturity.

Since the Basket Return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 x 20% x 141%) = $12.82 per Security.

Example 2: The Basket Return is -20% and the basket never closed below the Trigger Level on any day during the Observation Period.

Since the Basket Return is negative but the basket never closed below the Trigger Level of 50, your principal is protected and you will receive $10 per Security at maturity.

Example 3: The Basket Return is -20% and the basket closed below the Trigger Level on any day during the Observation Period.

Since the Index Return at maturity is negative and the index closed below the Trigger Level, principal protection is lost and the investor is fully exposed to the decline of the index. In this example, the final payment is calculated as follows:

$10 + ($10 x -20%) = $10 - $2 = $8 per Security.

If the basket closes below the Trigger Level on any day during the Observation Period, investors are fully exposed to any decline of the basket and could lose some or all of their principal at maturity.

Basket		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]

Basket Level	Basket Return[3]	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity

200.00	100%	$24.10	141%	$24.10	141%

190.00	90%	$22.69	127%	$22.69	127%

180.00	80%	$21.28	113%	$21.28	113%

170.00	70%	$19.87	99%	$19.87	99%

160.00	60%	$18.46	85%	$18.46	85%

150.00	50%	$17.05	71%	$17.05	71%

140.00	40%	$15.64	56%	$15.64	56%

130.00	30%	$14.23	42%	$14.23	42%

120.00	20%	$12.82	28%	$12.82	28%

110.00	10%	$11.41	14%	$11.41	14%

100.00	0%	$10.00	0%	$10.00	0%

90.00	-10%	$10.00	0.00%	$9.00	-10%

80.00	-20%	$10.00	0.00%	$8.00	-20%

70.00	-30%	$10.00	0.00%	$7.00	-30%

60.00	-40%	$10.00	0.00%	$6.00	-40%

50.00	-50%	$10.00	0.00%	$5.00	-50%

40.00	-60%	N/A	N/A	$4.00	-60%

30.00	-70%	N/A	N/A	$3.00	-70%

20.00	-80%	N/A	N/A	$2.00	-80%

10.00	-90%	N/A	N/A	$1.00	-90%

0.00	-100%	N/A	N/A	$0.00	-100%

1)	Basket Level does not close below the Trigger Level on any day during the Observation Period.
2)	Basket Level closes below the Trigger Level on any day during the Observation Period.
3)	The Basket Return excludes any cash dividend payments.

4

Key Risks

An investment in the Securities involves significant risks. Some of the risks are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Additional Risk Factors” section of the basket supplement and the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

•	Principal protection ONLY in limited circumstances – Your principal will be protected only if the level of the basket never closes below the Trigger Level on any trading day during the Observation Period and the Securities are held to maturity.
•	Market risks – If the level of the basket closes below the Trigger Level on any trading day during the Observation Period, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the basket over the term of the Securities. Accordingly, if the level of the basket closes below the Trigger Level on any trading day during the Observation Period and the level of the basket on the final valuation date is below the Basket Starting Level, your payment at maturity will be less than the principal amount of your Securities. If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.
•	There may be little or no secondary market for the Securities – The Securities will not be listed or displayed on any Securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
•	Owning the Securities is not the same as owning the basket – The return on your Securities may not reflect the return you would realize if you actually owned the basket. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
•	Changes in the levels of the Basket Indices may offset each other – The Securities are linked to a weighted basket composed of the Basket Indices. At a time when the level of one or more Basket Indices increases, the level of one or more other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket indices may be moderated, or offset, by lesser increases or declines in the level of one or more other Basket Indices.
•	Credit of Issuer – An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
•	Price prior to maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the each Basket Index; the volatility of such Basket Index; the dividend rate paid on the stocks comprising each Basket Index; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
•	Impact of fees on secondary market prices – Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
•	Potential UBS impact on price – Trading or transactions by UBS or its affiliates in the Basket Indices and/or over-the-counter options, futures or other instruments with return linked to the performance of the Basket Indices, may adversely affect the market price of the Basket Indices and, therefore, the market value of the Securities.
•	Potential conflict of interest – UBS and its affiliates may engage in business with the issuers of the stocks comprising the Basket Indices, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the Issuer, will determine the levels of the Basket Indices and payment at maturity based on observed levels of such Basket Indices in the market. The calculation agent can postpone the determination of the Basket Ending Level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
•	Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the value of the basket or the stocks included in the Basket Indices, and therefore the market value of the Securities.
•	Uncertain tax treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
•	Currency Indifference – While the stocks included in the Basket Indices are denominated in currencies other than the U.S. dollar, the Index Returns for each of the Basket Indices (other than the MSCI Emerging® Markets Index) will not be adjusted for changes in exchange rates. Therefore, if the currencies in which the stocks included in the Basket Indices are denominated appreciate or depreciate relative to the U.S. dollar over the term of the Securities linked to such index, you will not receive any additional payment or incur any reduction in payment at maturity.
•	Currency Exchange Risk for the MSCI® Emerging Markets Index – The MSCI® Emerging Markets Index, but not the stocks underlying the MSCI® Emerging Markets Index, is denominated in U.S. dollars. Because the prices of the stocks underlying the MSCI® Emerging Markets Index will be converted by the sponsor of such index into U.S. dollars for the purposes of calculating the value of the MSCI® Emerging Markets Index, your investment will be exposed to currency exchange risk with respect to each of the emerging markets countries represented in the MSCI® Emerging Markets Index.
•	Non-U.S. Securities Markets Risks – The stocks included in the Basket Indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the securities linked to these indices, which may have an adverse effect on the levels of the basket.

5

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index (the “EURO STOXX Index”) is sponsored by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Dow Jones EURO STOXX 50® Index,” the EURO STOXX Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The EURO STOXX Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The EURO STOXX Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX Index is reported on Bloomberg L.P. under the ticker symbol “SXSE.”

The accompanying graph illustrates the performance of the EURO STOXX Index from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the EURO STOXX Index should not be taken as an indication of future performance. The EURO STOXX Index closing level on September 20, 2007 was 4,366.16.

The FTSE™ 100 Index

Description of the FTSE™ 100 Index

We have derived all information regarding the FTSE™ 100 Index (the “FTSE 100 Index”) from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE” also, the “FTSE 100 Index Sponsor”). The FTSE 100 Index Sponsor has copyright and all other rights to the FTSE 100 Index. The FTSE 100 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE 100 Index. We do not assume any responsibility for the accuracy or completeness of such information.

The FTSE 100 Index was developed with a base value of 1,000 as of January 3, 1984. The FTSE 100 Index is a capitalization-weighted index and consists of the 100 most highly capitalized companies traded on the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on SETS, the Exchange’s electronic order book trading service for UK blue chip securities subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday after the first Friday in March, June, September and December, to review the constituents of the FTSE 100 Index. A constant number of constituents are maintained for the FTSE 100 Index. For the purposes of computing the FTSE 100 Index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes are made quarterly after the close of business on the third Friday of March, June, September and December. However, if a corporate action is applied to a FTSE 100 Index constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action, and if accumulated changes in the number of shares in issue add up to 10% or more, or when an accumulated share change represents US$2 billion of a company’s total market capitalization, such changes are implemented between quarters. A minimum of 4 days notice is given to users of the FTSE 100 Index. WM/Reuters Spot Rates are used to convert the market capitalization into U.S. dollars. The US$2 billion threshold may be adjusted annually in December by the FTSE Equity Indices Committee, and such adjustment would be applied for the first time at the next review in March of the following year.

The FTSE 100 Index is calculated in real-time and published every 15 seconds during the FTSE 100 Index opening hours, using real time prices. The FTSE 100 Index Return is calculated based on the closing levels of the FTSE 100 Index, as reported by Bloomberg L.P. under ticker symbol “UKX.”

The London Stock Exchange

The Exchange, one of the world’s leading stock exchanges, organizes, operates and regulates key aspects of the United Kingdom’s capital market. All securities listed in the FTSE 100 Index must be listed on the Exchange. The Exchange is subject to the law of the United Kingdom, which stipulates the concept of self-regulation and compliance with international standards. The Exchange has two primary markets — the Main Market and AIM. More than 300 firms worldwide trade as members of the Exchange.

6

License Agreement

We have entered into a non-exclusive license agreement with FTSE, which allows us and our affiliates, in exchange for a fee, to use the FTSE 100 Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the FTSE 100 Index and trademarks relating to the FTSE 100 Index. All rights to the FTSE 100 Index are owned by FTSE, the publisher of the FTSE 100 Index.

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated by FTSE. However, neither FTSE nor the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE nor the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSE™”, “FTSE®”, “FT-SE®”, and “Footsie®” are trade marks of the Exchange and FT and are used by FTSE under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE.

The accompanying graph illustrates the performance of the FTSE 100 Index from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the FTSE 100 Index should not be taken as an indication of future performance. The FTSE 100 Index closing level on September 20, 2007 was 6,429.00.

The Nikkei® 225 Index

The Nikkei® 225 Index (the “Nikkei Index”) is sponsored by Nihon Keizai Shimbun, Inc. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nikkei® 225 Index,” the Nikkei Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that represent a broad cross-section of Japanese industry. All Nikkei Index constituent stocks trade in YEN on the Tokyo Stock Exchange, one of the world’s largest securities exchanges in terms of market capitalization. The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The Nikkei Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

The accompanying graph illustrates the performance of the Nikkei Index from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the Nikkei Index should not be taken as an indication of future performance. The Nikkei Index closing level on September 20, 2007 was 16,413.79.

7

The Swiss Market Index (SMI)®

The Swiss Market Index (SMI)® (the “SMI”) is sponsored by SWX Swiss Exchange. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Swiss Market Index (SMI)®,” the SMI is Switzerland’s blue-chip index and is made up of a maximum of 30 of the largest and most liquid stocks from the Swiss Performance Index large- and mid-cap segment. The securities represented in the SMI currently represent more than 90% of the free market capitalization of the Swiss equity market. The SMI is reported by Bloomberg L.P. under the ticker symbol “SMI.”

The accompanying graph illustrates the performance of the SMI from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the SMI should not be taken as an indication of future performance. The SMI closing level on September 20, 2007 was 8,896.72.

The S&P/ASX 200® Index

Description of the S&P/ASX 200® Index

The S&P/ASX 200® Index (the “S&P/ASX 200 Index”) was introduced in April 2000 and is maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange.

The S&P/ASX 200 Index is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. The S&P/ASX 200 Index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size.

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index.

The ASX Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P/ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in the S&P/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P/ASX 200 Index.

The S&P/ASX 200 Index has a base value of 3000. Calculation for the S&P/ASX 200 Index is based on stock prices taken from the ASX. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, in exchange for a fee, of the right to use the S&P/ASX 200 Index, in connection with securities, including the Securities. The S&P/ASX 200 Index is owned and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

8

The Securities are not sponsored, endorsed, sold or promoted by S&P or the ASX. S&P and the ASX make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and the S&P/ASX 200 Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P/ASX 200 INDEX FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS SECTION TO BE VOID.

“Standard & Poor’s®” and “S&P®” are trademarks of The McGraw-Hill Companies and “ASX”, “All Ords”, “All Ordinaries”, “All Ordinaries Index”, “All Ordinaries Price Index”, “All Ord Share Price Index” and “All Ordinaries Accumulation Index” are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by UBS.

The accompanying graph illustrates the performance of the S&P/ASX 200 Index from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the S&P/ASX 200 Index should not be taken as an indication of future performance. The S&P/ASX 200 Index closing level on September 20, 2007 was 6,393.7.

9

The MSCI® Emerging Markets IndexSM

MSCI® Emerging Markets IndexSM (the “MSCI-EM Index”) is a part of the “MSCI Standard Index series” sponsored by Morgan Stanley Capital International Inc. (“MSCI”). As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – MSCI® Emerging Markets IndexSM,” the MSCI-EM Index is a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets. As of September 2007, the MSCI-EM Index comprised 29 emerging market economies, which were Argentina, Bermuda, Brazil, Cayman Islands, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Jordan, Luxembourg, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. The MSCI-EM Index is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

The accompanying graph illustrates the performance of the MSCI-EM Index from 7/31/97 to 9/20/07 as reported on Bloomberg L.P. The historical levels of the MSCI-EM Index should not be taken as an indication of future performance. The MSCI-EM Index closing level on September 20, 2007 was 1,153.67.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-26 of the product supplement. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid cash-settled forward contract with respect to the Basket Indices. If the Securities are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page PS-27 on the product supplement.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2007 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	392,756	321,452

Total Debt	392,756	321,452
Minority Interest(2)	6,139	5,024
Shareholders’ Equity	51,529	41,953

Total capitalization	450,154	368,429

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81845 (the exchange rate in effect as of June 30, 2007).

10